                                                                       EXHIBIT 8


                    BRUNINI, GRANTHAM, GROWER & HEWES, PLLC

                           1400 TRUSTMARK BUILDING
                           248 EAST CAPITOL STREET             EDMUND L. BRUNINI
                         JACKSON, MISSISSIPPI 39201                  (1911-1992)

ROBERT D. DRINKWATER                                          R. GORDON GRANTHAM
                                                                     (1912-1986)
DIRECT:                        MAILING ADDRESS
(601) 960-6852             POST OFFICE DRAWER 119                 JOHN M. GROWER
                         JACKSON, MISSISSIPPI 39205                   OF COUNSEL

INTERNET:                        TELEPHONE
BDRINKWA@BRUNINI.COM           (601) 948-3101

                                  FACSIMILE
                               (601) 960-6902


                              ______________, 1997



Board of Directors
Trustmark Corporation
248 East Capitol Street, Suite 300
Jackson, Mississippi 39201

Board of Directors and Shareholders
Perry County Bank
100 Main Street
New Augusta, Mississippi 39462-0227

         Re: Merger Agreement by and among Trustmark Corporation, Trustmark National Bank and Perry County Bank

Gentlemen:

         We have acted as counsel to Trustmark Corporation, a Mississippi corporation and registered bank holding company ("Trustmark") and its subsidiary, and Trustmark National Bank, a national banking association ("Trustmark Bank"), in connection with the proposed merger (the "Merger") of Perry County Bank, a Mississippi chartered bank, ("PCB"), with Trustmark Bank under the existing charter of Trustmark Bank pursuant to the terms of the Merger Agreement dated as of May 13, 1997, (the "Merger Agreement"), by and among Trustmark, Trustmark Bank and PCB, each as described in the Registration Statement on Form S-4 filed by Trustmark with the Securities and Exchange Commission (the "Registration Statement"). All capitalized terms, unless otherwise specified, have the meanings assigned to them in the Registration Statement.

         In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, (ii) the Registration Statement, and
(iii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified,
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Trustmark Corporation
_____________, 1997
Page 2



conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have relied upon certain written representations and covenants of Trustmark, Trustmark Bank and PCB.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. The following opinion is based upon the foregoing authorities as existing on the date of this opinion, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein. Similarly, any change in the facts and assumptions upon which this opinion is based could modify the conclusions reached herein. In rendering this opinion we assume no obligation to advise you of any such changes or to update this opinion as a result of any such changes.

         Our opinion covers only the matters expressly set forth herein, and no opinions should be inferred as to any other matters or as to any other tax aspects of the above-described transactions that are not specifically addressed.

         This opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. We can give no assurance that the Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to Trustmark, Trustmark Bank, PCB or their respective shareholders.

         Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law, constitute a tax-free reorganization under
Section 368(a) of the Code. It is further our opinion that Trustmark, Trustmark Bank and PCB will each be a party to the Merger.

         As a tax-free reorganization, the Merger will have the following Federal income tax consequences for PCB and their shareholders and Trustmark and Trustmark Bank:

         1. No gain or loss will be recognized by the holders of the common stock of PCB as a result of the exchange of such shares for shares of Trustmark common stock ("Trustmark Common Stock") pursuant to the Merger. Cash received by any PCB shareholders as a consequence of exercising their Available Cash Elections or as a consequence of their perfecting dissenters' rights of appraisal with respect to their PCB shares will be treated as having been received by such shareholders as a distribution in redemption of his or her stock, subject to the provisions and limitations of Code Section 302. The payment of cash in lieu of fractional share interests will be treated as if the shares were distributed as part of the exchange and then were redeemed by Trustmark. These cash payments will be treated as distributions in full payment in exchange for the stock redeemed, subject to the provisions and limitations of Code Section 302.

         2. The tax basis of the shares of Trustmark Common Stock received by each shareholder of PCB will equal the tax basis of such shareholder's shares of PCB (reduced by any amount
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Trustmark Corporation
____________, 1997
Page 3

allocable to fractional share interests for which cash is received) exchanged in the Merger, decreased by the amount of cash received by the shareholder and increased by the amount which was treated as a dividend and the amount of any gain recognized on the exchange and not treated as a dividend.

         3. The holding period for the shares of Trustmark Common Stock received by each shareholder of PCB will include the holding period for the shares of PCB exchanged in the Merger.

         4. Trustmark and Trustmark Bank will not recognize gain or loss as a result of the Merger.

         5.      PCB will not recognize gain or loss as a result of the Merger.

         Except as set forth above, we express no opinion as to the tax consequences to any party, whether Federal, state, local or foreign, of the Merger, or of any transactions related to the Merger, or contemplated by the Merger Agreement. This opinion is being furnished only to you in connection with the Merger and solely for your benefit in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

                                         Very truly yours,


                                         BRUNINI, GRANTHAM, GROWER & HEWES, PLLC



                                         Louis G. Fuller

LGF/pf